EXHIBIT 3(l)

ETHAN ALLEN REALTY, LLC

LIMITED LIABILITY COMPANY OPERATING AGREEMENT

        Limited Liability Company Operating Agreement (the “Agreement”) dated as of June 24, 2005.

W  I  T   N  E   S  S  E   T  H:

        WHEREAS, Ethan Allen Inc., a Delaware corporation (“Inc.”) desires to form a Delaware limited liability company pursuant to and in accordance with the Delaware Limited Liability Company Act, 6 Del. C. §§ 18-101 et seq. (the “Act”) and hereby declares the following to be the Limited Liability Company Operating Agreement (the “Agreement”) of such limited liability company.

        WHEREAS, the Company’s Certificate of Formation (“Certificate”) has been filed with the Secretary of State of the State of Delaware;

        WHEREAS, Inc. desires that the Company be governed by the terms and conditions of the Agreement;

        NOW, THEREFORE, in consideration of the agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Member (as defined below) and the Company, intending to be legally bound, hereby agree as follows:

1.	Name. The name of the company is “Ethan Allen Realty, LLC” or such other name as may from time to time be selected by the Member.

2.	Purposes and Powers. The purpose of the Company is to engage in any activity for which limited liability companies may be organized in the State of Delaware. The Company shall possess and may exercise all of the powers and privileges granted by the Act or by any other law or by this Agreement together with any powers incidental thereto, so far as such powers and privileges are necessary or convenient to the conduct, promotion or attainment of the business purpose or activities of the Company.

3.	Registered Office and Registered Agent. The Company’s registered office in the State of Delaware shall be Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801, and the registered agent of the Company for service of process at such address is The Corporation Trust Company.

4.	Admission of Initial Member. Simultaneously with the execution and delivery of this Agreement and the filing of the Company’s Certificate with the Office of the Secretary of State of the State of Delaware on even date herewith, Inc. (the “Member”) is admitted as the initial sole member of the Company and shall possess the entire legal and/or beneficial ownership interest in the Company.

5.	Office. The principal place of business of the Company shall be located at Ethan Allen Drive, Danbury, CT 06813, or such other location as the Member may determine from time to time.

6.	Term. The term of the Company commenced upon the effective time of the Certificate with the Office of the Secretary of State of the State of Delaware and shall continue perpetually, unless dissolved and terminated at an earlier date pursuant to Article 16.

7.	Ownership of Company Property. All property now held or hereafter acquired by the Company, real or personal, tangible or intangible, shall be owned by the Company as an entity, and the Member, individually, shall not have any ownership interest therein. The Member hereby expressly waives the right to require partition of any Company property or any part thereof.

8.	Capital Contributions. The Member may contribute cash or other property to the Company as it shall decide, from time to time.

9.	Tax Characterization. It is the intention of the Company and the Member that the Company shall be treated as a disregarded entity for U.S. federal income tax purposes.

10.	Management.

    (a)        The Company shall be managed, and the conduct of its day-to-day business affairs shall be controlled exclusively, by a Board of Managers (the “Board of Managers”) in accordance with the terms and conditions of this Agreement. A Manager need not be a Member of the Company.

    (b)        Prior to conducting any business in any jurisdiction, the Board of Managers shall cause the Company either to comply with all requirements for the qualification of the Company to conduct business as a limited liability company in such jurisdiction or to conduct business in such jurisdiction through other entities, through a Manager as the Company’s agent, or by such other means as the Board of Managers, upon the advice of counsel, deems appropriate to preserve the Members’ limited liability.

    (c)        Each Manager and officer shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by any of the other Managers, by the other officers or employees of the Company, by a committee of the Board of Managers or by any other Person as to matters the Manager or officer reasonably believes are within such other Person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Company, including without limitation information, opinions, reports or statements as to the value and amount of the assets, liabilities, profits or losses of the Company or any other facts pertinent to the existence and amount of assets from which distributions to Members might properly be paid.

(d) The initial Board of Managers shall consist of the following three individuals (each, a “Manager”):

M. Farooq Kathwari

Jeffrey Hoyt

Pamela A. Banks.

    (e)        Each Manager shall hold such office until his or her successor is elected and qualified or until his or her earlier resignation or removal. Election of Managers shall require the consent of the Member. Any vacancy occurring in the office of a Manager shall be filled by the Member.

    (f)        The Board of Managers shall take all actions that may be necessary or appropriate for the conduct of the Company’s business in accordance with the provisions of this Agreement and applicable laws and regulations. The Managers shall act at all times in good faith and in such manner as may be required to protect and promote the interest of the Company and the Members.

    (g)        Authority to Act for the Company. Each officer shall have the authority to act for and bind the Company, including with respect to the execution and delivery of any document or instrument on behalf of the Company, to the extent but only to the extent that the act has been taken in accordance with the terms and provisions of this Agreement.

11.	Liability of the Board of Managers. No Manager and none of such Manager’s agents, partners, employees, counsel or affiliates shall be liable, responsible or accountable in damages or otherwise to the Company or Member for any action taken or failure to act (even if such action or failure to act constituted gross negligence on such Person’s part) on behalf of the Company within the scope of the authority conferred on the Board of Managers by this Agreement or by law.

    12.        Meetings.

(a) The Board of Managers may hold its meetings in such place or places in the State of Delaware or outside the State of Delaware as it shall determine from time to time.

    (b)        Subject to the anything to the contrary in the Act, a majority of the Managers shall constitute a quorum for the transaction of business. The act of a majority of the Managers present at a duly called meeting of the Board of Managers, at which a quorum is present, shall be the act of the Board of Managers. If at any meeting of the Board of Managers there is less than a quorum present, a majority of those present may adjourn the meeting from time to time.

(c) Managers may participate in a meeting of the Board of Managers by means of conference telephone or similar communications equipment by means of which all

        Persons participating in the meeting can hear each other, and such participation shall constitute presence in person at such meeting.

(d) Any action required or permitted to be taken at any meeting of the Board of Managers thereof may be taken without a meeting if all Managers consent thereto in writing.

13.	Indemnification. The Company shall indemnify and hold harmless, to the fullest extent permitted by law, each Manager (an “Indemnified Party”), as follows:

    (a)        The Company shall indemnify and hold harmless, to the fullest extent permitted by law, any Indemnified Party from and against any and all losses, claims, damages, liabilities, expenses (including reasonable legal fees and expenses), judgments, fines, settlements and other amounts (“Indemnified Costs”) arising from all claims, demands, actions, suits or proceedings (“Actions”), whether civil, criminal, administrative or investigative, in which the Indemnified Party may be involved, or threatened to be involved, as a party or otherwise arising as a result of such Person’s status as a Manager or officer or any affiliate of a Manager, regardless of whether such Indemnified Party continues in such capacity at the time any such liability or expense is paid or incurred, and regardless of whether any such Action is brought by a third party, a Member or by or in the right of the Company.

    (b)        The Company shall pay or reimburse, to the fullest extent allowed by law, in advance of the final disposition of such action, all Indemnified Costs as incurred by the Indemnified Party in connection with each Action; provided, that such Indemnified Party shall repay all amounts received from the Company pursuant hereto if it shall ultimately be determined at the final disposition of such action that such Indemnified Party is not entitled to be indemnified by the Company.

    (c)        Notwithstanding any other provision of this Article 13, the Company shall pay or reimburse Indemnified Costs incurred by an Indemnified Party in connection with such Person’s appearance as a witness or other participation in a proceeding involving or affecting the Company at a time when the Indemnified Party is not a named defendant or respondent in the proceeding.

    (d)        The Board of Managers may cause the Company to purchase and maintain insurance or other arrangements on behalf of the Indemnified Parties and/or the Company against any liability asserted or incurred by reason of such Person’s capacity or arising out of such Person’s status as a Manager or officer, regardless of whether the Company would have the power to indemnify such Person against that liability under Section 13. The indemnification provided by this Section 13 shall be in addition to any other rights to which the Indemnified Parties may be entitled under any agreement, vote of the Members, as a matter of law, or otherwise, and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnified Parties.

14.	Limited Liability. The Member will not be personally liable for any obligations of the Company and, except as otherwise provided herein or under the Act or any other applicable law, will have no obligation to make contributions to the Company in excess of their respective Capital Contributions.

15.	Transfers of Ownership Interests. The Member may assign all or any part of its membership interest in the Company at any time (an assignee of such interest is hereinafter referred to as a “Permitted Transferee”). Concurrently with or after such assignment, a Permitted Transferee shall become a substituted Member automatically upon the execution and delivery to the Company by such Permitted Transferee of an amendment to this Agreement agreeing to accept the terms of this Agreement.

16.	Dissolution. Subject to the Act, the Company shall be dissolved and its affairs shall be wound up upon the earliest to occur of:

(a) the written consent of the Member to dissolve the Company; or

(b) the sale or distribution by the Company of all or substantially all of its assets.

The withdrawal, removal, Bankruptcy, insolvency, death, incompetence, termination, dissolution or distribution with respect to any Member will not effect a dissolution of the Company.

17.	Amendment. This Agreement may be amended with (but only with) the written consent of the Member.

18.	Entire Agreement. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes any prior agreement or understanding among the parties with respect to the subject matter hereof

19.	Governing Law. This Agreement shall be construed in accordance with and governed by the internal laws of the State of Delaware, without regard to principles of conflicts of law.

20.	Binding Effect. Except as otherwise provided herein, this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective legal representatives, heirs, successors and assigns.

21.	Counterparts. This Agreement may be executed in any number of counterparts of the signature pages, each of which shall be considered an original and all of which together shall constitute one instrument.

22.	Separability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining portions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

23.	Headings. The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

IN WITNESS WHEREOF, Inc. has executed this Agreement effective as of the day and year first above written.

ETHAN ALLEN INC., as sole Member /s/ M. Farooq Kathwari By: ____________________________ Name: M. Farooq Kathwari Title: President